Exhibit 107.1

The pricing supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $3,000,000. The pricing supplement to which this Exhibit is attached is an amendment to the originally filed final prospectus for the related offering, the accession number of which is 0001214659-22-010851.